EXHIBIT 99.1

Trico Marine Services, Inc. (the “Company”) elected to change the method of accounting for marine inspection costs from the “defer and amortize” method to the “expense as incurred” method as of March 15, 2005 (the “Exit Date”). The Company will now expense marine inspection costs in the period incurred rather than defer and amortize the costs over the period between marine inspections. This change in accounting method had the following pro-forma affect on net loss and earnings per share for the quarterly periods indicated:

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net loss	$(18,604)	$(16,168)	$(44,726)	$(16,454)
Add: Amortization of marine inspection costs
included in reported net loss	2,650	2,769	3,133	2,880

Deduct: Expenditures for marine inspection costs determined
under the "expense as incurred" method	(2,405)	(1,664)	(1,702)	(5,589)
Pro forma net loss	$(18,359)	$(15,063)	$(43,295)	$(19,163)
Net loss per common share:
Basic and Diluted - as reported	$(0.50)	$(0.44)	$(1.21)	$(0.45)
Basic and Diluted - pro forma	$(0.50)	$(0.41)	$(1.17)	$(0.52)

This change in accounting method had the following pro-forma affect on net loss and earnings per share for the annual periods indicated:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2004	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)

Net loss	$(95,952)	$(164,398)	$(67,978)
Add: Amortization of marine inspection costs
included in reported net loss	11,432	10,775	10,225

Deduct: Expenditures for marine inspection costs determined
under the "expense as incurred" method	(11,360)	(10,840)	(9,542)
Pro forma net loss	$(95,880)	$(164,463)	$(67,295)
Net loss per common share:
Basic and Diluted - as reported	$(2.60)	$(4.51)	$(1.87)
Basic and Diluted - pro forma	$(2.60)	$(4.51)	$(1.86)